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                                                                    Exhibit 99.1


                      ART TECHNOLOGY GROUP, INC. TO DISCUSS
               ACCOUNTS RECEIVABLE TRANSACTION IN CONFERENCE CALL

  COMPANY TO HOST WEBCAST CONFERENCE CALL LIVE OVER THE INTERNET AT www.atg.com

CAMBRIDGE, MA -- NOVEMBER 8, 2000 -- Art Technology Group, Inc. (ATG) (Nasdaq:
ARTG) today announced that it has scheduled a conference call to discuss its recent sale of a portion of its accounts receivable. The call will be broadcast live today over the Internet at 5:30 p.m. (EST). Investors interested in listening to the Webcast should log onto the "Investor Relations" section of ATG's Web site, located at www.atg.com, at least 15 minutes prior to the event's broadcast.

In September 2000, while renegotiating its credit facility with Silicon Valley Bank, ATG entered into a non-recourse receivables purchase agreement under which it sold $9.6 million of its accounts receivable to Silicon Valley Bank. The accounts receivable were sold at a discount to reflect a minimum of 45 days and a maximum of 135 days at the bank's prime rate plus one percent (10.5% at September 30, 2000). Upon purchase, the bank assumed the risk of collection for the acquired accounts, although ATG manages the collection process on behalf of the bank. ATG estimates that the net cost of the discount, after giving effect to tax effects and expected income from investment of the proceeds, will range from $30,000 to $100,000, depending upon the timing of collection of the accounts sold. In addition, ATG paid an administrative fee of 0.375% of the receivables sold.

"We believe the benefits of this arrangement support our historically conservative treasury management strategy," stated Jeet Singh, chief executive officer. "The agreement was offered to us at a financially attractive rate." The receivables sold in September 2000 had been outstanding, on a weighted-average basis, for approximately ten days at the time of their sale and did not include any extended payment terms.

"The receivables sold in September 2000 were derived from large, creditworthy customers. While the ability of these companies to pay is not in question, many large enterprises are historically slower paying customers, due to their size and their more complex payment processes. No internet company receivables were sold in this transaction," Ann Brady, ATG's chief financial officer, added. "We believe this sale was a sound financial transaction that allowed us to convert slower paying receivables to cash." The program with Silicon Valley Bank does not affect ATG's revenues or its other operating results, except for the expenses associated with the discount and administrative fee.

As previously announced, ATG's days sales outstandings (DSO) was 64 days at September 30, 2000. If the receivables sold to Silicon Valley Bank were included in the calculation, the DSO would have been 81 days, which falls within ATG's previously reported target range of 70 to 90 days. ATG's DSO was 65 days at June 30, 2000, 74 days at March 31, 2000 and 85 days at December 31, 1999.

"We believe that the receivables reflected on ATG's balance sheet as of September 30, 2000 are as creditworthy as ATG has seen historically. We attribute the high quality of our receivables to the strict credit procedures we have implemented, including requiring prepayment from over 80% of our internet deals. We also believe that our reserve for accounts receivable continues to be adequate based on our previous experience," added Brady.

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CONFERENCE CALL INFORMATION

In conjunction with this news release, ATG management will host a conference call for investors at 5:30 p.m. ET today. The call will be broadcast live over the Internet. Investors interested in listening to the Webcast should log onto the "Investor Relations" section of the ATG Web site, located at www.atg.com, at least 15 minutes prior to the event's broadcast. To participate in the live teleconference call, please dial (719) 457-2649. A replay will be available from 8:30 p.m. (ET) today through midnight (ET) on Wednesday, November 15, 2000 at (719) 457-0820. The confirmation code for the replay is 733836.

ABOUT ATG

ATG offers an integrated suite of Internet customer relationship management and electronic commerce software applications, as well as related application development, integration and support services. ATG's solution enables businesses to understand, manage and build online customer relationships and to market, sell and support products and services over the Internet more effectively. ATG's Dynamo product suite is designed to provide businesses with the core application platform and software tools required to develop and deploy personalized, reliable, large-scale Web sites for conducting electronic commerce across multiple channels, including Web browsers and wireless devices.

ATG and Dynamo are registered trademarks of ATG.